EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
or	jth@yorkwater.com, 717-718-7554
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 4, 2021:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2021.

President Hand reported that first quarter operating revenues of $13,081,000 increased $204,000, but net income of $3,705,000 decreased $297,000 compared to the first quarter of 2020 primarily due to a non-recurring gain on life insurance of $515,000 in the first quarter of 2020 not repeated in 2021.  Basic and Diluted Earnings per share of $0.28 for the three-month period decreased $0.03 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base and higher billing and revenue collection services.  Per capita consumption decreased slightly, but residential demand increased.  The increased income was offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the first three months of 2021, the Company invested $7.4 million in construction expenditures for various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $26.1 million in 2021, excluding acquisitions, for additional main extensions, an elevated water tank, an upgrade to the enterprise software system, completion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2021	2020
Operating Revenues	$13,081	$12,877
Net Income	$3,705	$4,002
Average Number of Common Shares Outstanding	13,056	13,010
Basic and Diluted Earnings per Common Share	$0.28	$0.31
Dividends Declared Per Common Share	$0.1874	$0.1802

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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